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                                                                    Exhibit 23.2

The consolidated financial statements give effect to the completion of a 3-for-2 stock split of the Company's outstanding common stock which will take place prior to the effective date of the offering. The following consent is in the form which will be provided by Deloitte & Touche LLP upon the completion of the 3-for-2 stock split of the Company's outstanding common stock described in Note 2 to the consolidated financial statements and assuming that from March 31, 2000 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or require disclosure therein.


                        "INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of
  Intrinsix Corp.
Westboro, Massachusetts

We consent to the use in this Registration Statement of Intrinsix Corp. on Form
S-1 of our report dated March 17, 2000 (April   , 2000 as to the effects of the
stock split described in Note 2) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the consolidated financial statements to reflect a merger accounted for as a pooling of interests), appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


Boston, Massachusetts
            , 2000"

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 31, 2000